December 8, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: PREDEX

File no. 811-22808

Commissioners:

We have read PREDEX’s statements related to our status as former independent registered public accounting firm included in the semi-annual report to shareholders in their Form N-CSR filed on December 8, 2023, and we agree with such statements concerning our firm made in paragraphs two and three. We have no basis to agree or disagree with the statements in the first, fourth and fifth paragraphs of PREDEX’s statements.

Sincerely,

/s/ RSM US LLP